                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                             Artificial Life, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   04314Q105
                        ------------------------------
                                 (CUSIP Number)

                               December 17, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 4 pages

CUSIP NO. 04314Q105                  13G                      Page 2 of 4 Pages
          ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS.

      Bruno Gabriel

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Switzerland

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
                          774,426 shares (consists of 184,426 shares underlying
     NUMBER OF            options exercisable within the next sixty (60) days).

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not Applicable.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             774,426 shares (consists of 184,426 shares underlying
                          options exercisable within the next sixty (60) days).
      PERSON
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          Not Applicable.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      774,426 shares (consists of 184,426 shares underlying options exercisable within the next sixty (60) days).

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      Not applicable                                                 [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                               Page 2 of 4 pages

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Item 1

     (a) Name of Issuer
         --------------

         Artificial Life, Inc.

     (b) Address of Issuer's Principal Executive Offices
         -----------------------------------------------

         Four Copley Place, Suite 102
         Boston, MA 02116


Item 2

     (a) Name of Person Filing
         ---------------------

         Bruno Gabriel

     (b) Address of Principal Business Office or, if none, Residence
         -----------------------------------------------------------

         Four Copley Place, Suite 102
         Boston, MA 02116

     (c) Citizenship
         -----------

         Switzerland

     (d) Title of Class of Securities
         ----------------------------

         Common Stock

     (e) CUSIP Number
         ------------

         04314Q105

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or
        ------------------------------------------------------------
        240.13d-2(b) or (c), check whether the person filing is a:
        ----------------------------------------------------------

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.
        ----------
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          774,426 shares (consists of 184,426 shares underlying options exercisable within the next sixty (60) days).

     (b)  Percent of class:

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                774,426 shares (consists of 184,426 shares underlying options exercisable within the next sixty (60) days).

          (ii)  Shared power to vote or to direct the vote

                 Not applicable.

          (iii) Sole power to dispose or to direct the disposition of

                774,426 shares (consists of 184,426 shares underlying options exercisable within the next sixty (60) days).

          (iv)  Shared power to dispose or to direct the disposition of

                Not applicable

Item 5.  Ownership of Five Percent or Less of a Class.
         ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ----------------------------------------------------------------

     Not applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company.
         ---------------------------------------------------------

     Not applicable

Item 8.  Identification and Classification of Members of the Group.
         ----------------------------------------------------------

     Not applicable

Item 9.  Notice of Dissolution of a Group
         --------------------------------

     Not applicable

Item 10. Certification
         -------------

     Not applicable

                               Page 3 of 4 pages
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 2, 1999
                                              ----------------------------------
                                                            Date

                                                      /s/ Bruno Gabriel
                                              ----------------------------------
                                                          Signature

                                                        Bruno Gabriel
                                              ----------------------------------
                                                          Name/Title


                               Page 4 of 4 pages